Exhibit 99.1

News
For Immediate Release
4 Landmark Square
Suite 400
Stamford, CT 06901

Telephone: (203) 975-7110
Fax: (203) 975-7902

Contact:
Robert B. Lewis
(203) 406-3160

SILGAN ANNOUNCES REDEMPTION
OF ALL OUTSTANDING 4¾% SENIOR NOTES

STAMFORD, CT, February 24, 2022 -- Silgan Holdings Inc. (Nasdaq:SLGN), a leading supplier of sustainable rigid packaging solutions for consumer goods products, announced today that it has given irrevocable notice for the redemption on March 28, 2022 of all $300 million aggregate principal amount of its outstanding 4¾% Senior Notes due 2025. Pursuant to the terms of the indenture governing the 4¾% Senior Notes, the Company will redeem all $300 million aggregate principal amount of its outstanding 4¾% Senior Notes on March 28, 2022 at a redemption price of 100 percent of their principal amount plus accrued and unpaid interest up to the redemption date. The Company will fund this redemption with revolving loan borrowings under its senior secured credit facility and cash on hand.
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Silgan is a leading supplier of sustainable rigid packaging solutions for consumer goods products with annual net sales of approximately $5.7 billion in 2021. Silgan operates 113 manufacturing facilities in North and South America, Europe and Asia. The Company is a leading worldwide supplier of dispensing and specialty closures for food, beverage, health care, garden, home, personal care, fragrance and beauty products. The Company is also a leading supplier of metal containers in North America and Europe for food and general line products. In addition, the

SILGAN HOLDINGS
February 24, 2022

Company is a leading supplier of custom containers for shelf-stable food and personal care products in North America.

Statements included in this press release which are not historical facts are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934, as amended. Such forward looking statements are made based upon management’s expectations and beliefs concerning future events impacting the Company and therefore involve a number of uncertainties and risks, including, but not limited to, those described in the Company’s Annual Report on Form 10-K for 2020 and other filings with the Securities and Exchange Commission. Therefore, the actual results of operations or financial condition of the Company could differ materially from those expressed or implied in such forward looking statements.
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